Exhibit 1.3

LOCK-UP AGREEMENT

November 7, 2003

CIBC World Markets Corp.

As Representative of the Several Underwriters

c/o CIBC World Markets Corp.

CIBC World Markets Tower

World Financial Center

200 Liberty Street

New York, New York 10281

Re:  Public Offering of Class A Common Stock of LCC International, Inc.

Gentlemen:

The undersigned, a holder of Class A common stock (“Common Stock”), Class B common stock convertible into Common Stock, or rights to acquire Common Stock, of (the “Company”) understands that the Company has filed a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) on or about September 8, 2003 for the registration of approximately 8,050,000 shares of Common Stock (including 1,050,000 shares subject to an over-allotment option on the part of the Underwriters) (the “Offering”). The undersigned further understands that you are contemplating entering into an Underwriting Agreement with the Company in connection with the Offering.

In order to induce the Company, you and the other Underwriters to enter into the Underwriting Agreement and to proceed with the Offering, the undersigned agrees, for the benefit of the Company, you and the other Underwriters, that should the Offering be effected the undersigned will not, without your prior written consent, directly or indirectly, make any offer, sale, assignment, transfer, encumbrance, contract to sell, grant of an option to purchase or other disposition of any Common Stock beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by the undersigned on the date hereof or hereafter acquired for a period of 90 days subsequent to the date of the Underwriting Agreement, other than Common Stock to be sold in the Offering or transferred as a gift or gifts (provided that any donee thereof agrees in writing to be bound by the terms hereof).

The undersigned is seeking approval from the United States Bankruptcy Court for the Southern District of New York to participate in the Offering as a Selling Stockholder (as defined in the Underwriting Agreement). If the undersigned has not received such approval on or before

5:00 p.m. New York time on November 18, 2003, the Company and the Underwriters are authorized to proceed with the Offering without the participation of the undersigned as a Selling Stockholder, and this Lock-Up Agreement shall remain in full force and effect and shall cover all shares of Common Stock beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by the undersigned on the date hereof or hereafter acquired, including any shares of Common Stock originally intended to be sold by the undersigned as a Selling Stockholder pursuant to the Registration Statement.

The undersigned, whether or not participating in the Offering, confirms that he, she or it understands that the Underwriters and the Company will rely upon the representations set forth in this agreement in proceeding with the Offering. This agreement shall be binding on the undersigned and his, her or its respective successors, heirs, personal representatives and assigns. The undersigned agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent against the transfer of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock held by the undersigned except in compliance with this agreement.

This Lock-Up Agreement supersedes in its entirety the Lock-Up Agreement entered into by the undersigned on September 3, 2003.

Very truly yours,

Dated: November 7, 2003

Signature   /s/ Stephen R. Mooney

Stephen R. Mooney

Printed Name and Title (if applicable)

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